ITEM 77Q(e)(i)
COPIES OF ANY NEW OR AMENDED REGISTRANT INVESTMENT ADVISORY CONTRACTS

EXHIBIT I
to the
Investment Advisory Contract

FEDERATED INSURANCE SERIES
Federated Quality Bond Fund II

	For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .60 of 1% of the average daily net assets of the Fund.

	The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365th of 0.60 of 1% applied to the daily net assets of the Fund.

	The advisory fee so accrued shall be paid to Adviser daily.

	Witness the due execution hereof this 1st day of March, 1999.


Federated Advisers

By:  /s/ William D. Dawson, III
Name:  William D. Dawson, III
Title:  Executive Vice President


Federated Insurance Series

By:  /s/ J. Christopher Donahue
Name:  J. Christopher Donahue
Title:  President
Current as of:  8/18/94